Exhibit 10.1

Agreement

This Agreement is between AMF Bowling Worldwide, Inc. (the “Company”) and William McDonnell (“Executive”) and is dated as of December 5, 2005. The Company and Executive agree as follows:

1. Duties.

(a) The Company will employ Executive and Executive will become an employee of the Company effective December 31, 2005. Executive will serve as Vice President and Chief Financial Officer (the “CFO”) of the Company and will have the normal duties, responsibilities, functions and authority of such position, subject to the power of the President and Chief Executive Officer of the Company (the “CEO”) to expand or limit such duties, responsibilities, functions and authority from time to time. Executive will report to the CEO. The duties include serving as a director, officer or trustee of any affiliate or pension fund of the Company.

(b) Executive will devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Without violating his duties, Executive may manage his personal investments so long as his activities do not compete with and are not provided to or for or benefit any entity that competes with the Company and do not interfere with his responsibilities under this Agreement. Executive will perform his duties, responsibilities and functions to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner, including abiding by all guidelines and policies pertaining to the business and affairs of the Company as may be approved from time to time by the CEO.

(c) The Company is an indirect subsidiary of Kingpin Holdings, LLC (“Kingpin”). As used in this Agreement, the term “Company” includes the Company and Kingpin and its direct and indirect subsidiaries.

2. Compensation and Benefits.

(a) Executive’s base salary shall be $275,000.00 per annum or such higher salary as the CEO may determine from time to time (the “Base Salary”). The Company will pay the Base Salary in regular installments in accordance with the Company’s general payroll practices.

(b) In addition to the Base Salary, Executive will be eligible to receive a bonus each year based upon annual targets set by the CEO in its discretion. The targets may take into account the Company’s EBITDA and other performance goals. Executive’s target bonus each year shall be not less than 40% of his Base Salary, but Executive shall be eligible to earn up to 60% of his Base Salary for results exceeding performance targets. Executive’s target bonus for fiscal year 2006 (“FY06”), which began on July 4, 2005, will be 40% of the Base Salary and will be earned based on the “Vice President Bonus Plan FY06”, a copy of which is attached as Exhibit “A”. The bonus for FY06 will be prorated based on the number of days during FY06 during which Executive was employed by the Company. Under the Company’s incentive compensation policy, bonuses are paid promptly after the approval by the Board of Kingpin of the Company’s audited financial statements for the applicable fiscal year. Notwithstanding the foregoing, if Executive dies, becomes Disabled (as defined below) or is terminated without Cause or resigns for Good Reason, in each case after the completion of a fiscal year but prior to the payment of bonuses for such fiscal year and Executive is eligible for a Bonus for the last fiscal year, the Bonus will be considered earned and the Company will pay the bonus to Executive or his estate.

(c) Executive will also be eligible to participate in the Kingpin Holdings, LLC 2004 Unit Option Plan. Upon the execution of this Agreement, the Company agrees to cause Kingpin to grant 20,000 options to purchase equity units of Kingpin at a strike price of $10.89 per unit. The options will vest equally over three years. Subject to the approval of the Board of Kingpin, the CEO may, in his discretion, recommend annually additional grants of options. Any additional options will be based on a number of factors, including the Company’s financial performance and the Executive’s personal performance.

(d) The Company will reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement subject to the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses including policies concerning reporting and documentation of such expenses. In addition, the Company shall reimburse Executive for (i) the reasonable cost of temporary housing near the Company’s headquarters in Richmond, Virginia from the date of employment through June, 2006, and (ii) relocation expenses to Richmond, Virginia pursuant to the Company’s Relocation Policy, attached as Exhibit “B”, with the amendment that Executive may use a real estate agent of his choice in Richmond. To be eligible for these benefits, Executive must adhere to the requirements of the policy and agree to repay the relocation reimbursement if he is terminated for Cause (herein defined), or resigns without Good Reason (herein defined) prior to his second anniversary of employment by the Company.

(e) Executive will be entitled to receive employee benefits consistent with other employees of the Company including, but not limited to, health, dental, life, disability, paid vacation and retirement plans as determined from time to time by the CEO. Executive will also be a Senior Manager under the AMF Senior Manager Benefits Package (the “SMBP”), a summary of which is attached as Exhibit “C” and will be entitled to such benefits as may be offered to Level One Senior Managers from time to time.

3. Termination of Employment.

(a) Executive’s employment is “at will”. The Company may terminate Executive’s employment at any time with or without cause. Executive may terminate his employment at any time with or without Cause.

(b) Executive’s employment will terminate automatically upon his death. The Company may terminate Executive’s employment because of his Disability. “Disability” means that Executive has been unable for a period of (i) ninety (90) consecutive days or (ii) an aggregate of 180 days in a period of 365 consecutive days to perform fully his duties as a result of physical or mental illness or injury. The Company may terminate Executive’s employment for Disability by written notice to Executive. The termination will be effective on the thirtieth (30th) day after receipt of notice by Executive (the “Disability Date”), unless Executive returns to full-time performance of his duties before the Disability Date. In the event of a dispute as to whether Executive has suffered a Disability, the final determination will be made by a licensed physician selected by the CEO.

(c) “Termination Date” means the date of Executive’s death, the Disability Date or the date on which the termination of Executive’s employment by the Company or Executive is effective, as the case may be.

4. Company’s Obligation upon Termination.

(a) If Executive terminates his employment for Good Reason or the Company terminates Executive’s employment (other than due to Executive’s death or Disability or with Cause), the Company will pay Executive the following:

(i) In one lump sum, Executive’s accrued but unpaid Base Salary (the “Accrued Salary”), which will equal the sum of (1) any portion of Base Salary through the Termination Date that has not yet been paid and (2) any accrued but unpaid vacation pay.

(ii) Subject to Executive satisfying the condition precedent set forth in Section 5, severance pay in the amount of his Base Salary on the Termination Date payable, less applicable withholding and deductions, for one (1) year payable in twenty-six (26) equal biweekly installments beginning after the Termination Date, and after the expiration of the one week revocation period which is part of the execution of the General Release Agreement.

(iii) Without duplication, a prorata bonus in accordance with Section 2 (b) or under the SMBP (the “Allocable Bonus Amount”).

(b) “Good Reason” means, without Executive’s written consent: (i) any material and permanent diminution in Executive’s authority, duties or responsibilities (other than as a result of Executive’s physical or mental disability or other incapacity); (ii) any reduction in Executive’s Base Salary; (iii) the Company’s requiring Executive, without his consent, to be based permanently at any office or location more than sixty (60) miles from the Company’s present headquarters; or (iv) the Company’s failure to comply with its material obligations under this Agreement. Executive will provide the Company with written notice of any of the events set forth in subsections (i) through (iv) above and the Company will have thirty (30) days to cure. Executive may not terminate employment for Good Reason as a result of any reason specified in subsections (i) through (iv) if the Company effectuates a cure within the thirty day period.

(c) Termination Due to Death or Disability. Upon Executive’s death during his employment or if the Company terminates Executive’s employment due to Disability, the Company will pay Executive his Accrued Salary in one lump sum and Allocable Bonus Amount, if any, at such time and under such terms and conditions as may then be applicable. Executive will not be entitled to Severance.

(d) Voluntary Resignation. If Executive resigns his employment for other than Good Reason, the Company will pay Executive his Accrued Salary in one lump sum. Executive will not be entitled to Severance or Allocable Bonus Amount.

(e) Termination for Cause. The Company may terminate Executive’s employment at any time for cause (“Cause”) if the CEO determines that Executive has (i) committed any act of fraud or gross negligence in the course of his employment, which in the case of gross negligence, has a material adverse effect on the business or financial condition of the Company, (ii) willfully or deliberately failed to perform the duties of his position, other than on account of his Disability, (iii) intentionally refused to cause the Company to adhere to any material provision of the operating budget or business plan adopted by the CEO or to any lawful and material direction or instruction of the CEO, (iv) been convicted or plead guilty (or nolo contendere) to any felony under the laws of the United States or any state thereof or any foreign country to which Executive may be subject, (v) engaged in gross misconduct, such as theft or embezzlement, or a crime involving moral turpitude, which crime reflects poorly on the image or reputation of the Company, (vi) made a material misrepresentation at any time to the Company, or (vii) breached any of his obligations hereunder or failed to comply with a reasonable and lawful instruction of the CEO, which continues for a period of five (5) days after Executive’s receipt of written notice from the CEO identifying the objectionable action or infraction by Executive. If there is a termination for cause, the Company will deliver to Executive a written notice specifying the cause and the effective Termination Date. Upon termination for Cause, Executive will not be entitled to Severance or an Allocable Bonus Amount.

5. Executive’s Obligation upon Termination.

(a) Release. As a condition precedent to Executive’s entitlement to Severance and the Allocable Bonus Amount, Executive will release the Company and its officers, directors and employees of and from any Claims (herein defined). The release will be legally binding and in form and substance reasonably acceptable to the Company’s counsel. Claims means all claims, causes of action, obligations, damages, losses or liabilities, known or unknown, both at law and in equity (including all claims of employment discrimination, unjust or improper dismissal, retaliation, back pay or future employment opportunities) which relate to employment, separation from employment and refusal to offer future employment by or with the Company by or on behalf of Executive that Executive may have or ever will have. The release contemplated in this Section will not release the Company from its obligations under this Agreement or any obligation under its Charter or By Laws to indemnify Executive as an officer or director of the Company.

(b) Confidentiality. During and for a period of two (2) years after the Termination Date, except as required by law, Executive will not divulge any secret or confidential information, knowledge or data relating to the Company or its affiliates that is not public knowledge (“Confidential Information”).

(c) Disparaging Remarks. During and for a period of two (2) years after the Termination Date, except as required by law, Executive will not at any time make any disparaging, derogatory, negative or similar remarks, comments or statements, in writing or otherwise, about or in any way in reference to the Company, its products or services or its officers, directors, employees or affiliates.

(d) Competition.

(i) During his employment and the one year period following any termination of his employment with the Company (the “Restricted Period”), Executive will not directly or indirectly participate in or permit his name directly or indirectly to be used by or become associated with (including as an advisor, representative, agent, independent contractor, provider of personal services or otherwise) any person, corporation, partnership, association or entity that is, or intends to be, engaged in any business which is in competition with the Business (herein defined) of the Company in any country in which the Company operates, competes or is engaged in the Business or at such time intends so to operate, compete or become engaged in such business (the “Competitor”).

(ii) During the Restricted Period, Executive will not directly or indirectly encourage (or solicit or assist any other person or firm in encouraging or soliciting) any person, who was engaged in a business relationship with the Company during the one year period preceding his or her termination of employment with the Company, to engage in a business relationship with a Competitor.

(iii) During the Restricted Period, Executive will not directly or indirectly induce any employee of the Company to terminate his or her employment and will not directly or indirectly either individually or as owner, agent, employee, consultant or other wise, employ, offer employment or cause employment to be offered to any person (including employment as an independent contractor) who is or was employed by the Company unless such person will have ceased to be so employed for a period of at least twelve (12) months.

(iv) Promptly following Executive’s termination of employment, Executive will return to the Company all property of the Company in Executive’s possession or under his control, including all Confidential Information in whatever media it is maintained.

(v) The term “Business” means the business of owning or operating bowling based entertainment centers, or selling bowling products and accessories.

(vi) Executive agrees that the Restricted Period and the covenants and obligations of Executive with respect to non-competition, non-solicitation, confidentiality, the property of the Company and the restricted territories (1) are fair and reasonable and the result of negotiation, and (2) relate to special, unique and extraordinary matters and that a violation of any of their terms will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company will be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants and obligations. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. If at the time of enforcement, a court holds that any restrictions are unreasonable under circumstances then existing, the parties agree that the maximum period, scope, or geographical area legally permissible under such circumstances will substituted for the period, scope or area stated herein.

6. Miscellaneous. This Agreement is personal to Executive and may not be assigned by Executive otherwise than by will or the laws of descent and distribution. There are no representations or promises concerning the employment of Executive other than as set forth in this Agreement. The laws of Virginia will govern this Agreement. This Agreement may not be amended or modified except by a written agreement executed by the parties. All notices and other communications will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

102 Bay Mist Drive

Erie, Pennsylvania 16505

If to the Company:

AMF Bowling Worldwide, Inc.

8100 AMF Drive

Mechanicsville, Virginia 23111

Attention: Chief Executive Officer

With a copy to:

AMF Bowling Worldwide, Inc.

8100 AMF Drive

Mechanicsville, Virginia 23111

Attention: General Counsel

The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WILLIAM McDONNELL

By:

AMF BOWLING WORLDWIDE, INC.

By:
Frederick R. Hipp
President and Chief Executive Officer